Exhibit 99(d)(xxiv)

FORM OF

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of [●], 2018 (the “Agreement”), between FUNDVANTAGE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust set forth on Schedule A to this Agreement (the “Fund”), and SIRIOS CAPITAL MANAGEMENT, L.P. (the “Investment Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios, including the Fund;

WHEREAS, the Trust desires to retain the Investment Adviser to render certain investment advisory services to the Fund, and the Investment Adviser is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”) has approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

Section 1. APPOINTMENT.

The Trust hereby appoints the Investment Adviser to act as investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Section 2. DELIVERY OF DOCUMENTS.

(a)          The Trust has furnished or will furnish the Investment Adviser with copies of each of the following:

(i)           Resolutions of the Board of Trustees authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement; and

(ii)         Each prospectus and statement of additional information relating to any class of shares representing interests in the Fund in effect under the Securities Act of 1933, as amended (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “SAI,” respectively).

(b)          The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the Prospectus and SAI, if any, and to the extent that such supplements or amendments materially impact the services provided under this Agreement, the Trust will provide such supplements or amendments prior to submission with the Securities and Exchange Commission (“SEC”). In addition all copies of the resolutions of the Board of Trustees or amendments or supplements thereof will, upon the Investment Adviser’s request, be properly certified or authenticated.

(c)          In addition to the foregoing, the Trust will also provide the Investment Adviser with copies of the Trust’s Agreement and Declaration of Trust and By-Laws, and any registration statement or service contracts related to the Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

(d)          The Trust acknowledges receipt of Part 2A and Part 2B of the Investment Adviser’s Form ADV prior to execution of this Agreement.

Section 3. MANAGEMENT.

Subject to the supervision of the Board of Trustees, the Investment Adviser will provide for the management of the Fund including (i) the provision of a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Fund, and (iii) the placement from time to time of orders for all purchases and sales made for the Fund. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in the applicable Prospectus and SAI, provided that the Investment Adviser has reasonable prior written notice of any changes by the Board of Trustees to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Board of Trustees such periodic and special reports regarding the performance of its duties under this Agreement as the Board of Trustees may reasonably request. The Investment Adviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to the Fund’s transactions and, where not otherwise available, the daily valuation of securities in the Fund.

Section 4. BROKERAGE.

(a)          Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Fund, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Fund directly or indirectly. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Fund to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Fund or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will the Fund’s securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

(b)          The Investment Adviser shall report to the Board of Trustees at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board of Trustees that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term. Further, the Investment Adviser will disclose to the Board of Trustees: (i) all material new or amended arrangements it may have with regard to the Fund’ securities transactions; (ii) the utilization of “soft dollar commissions” by the Fund and the Investment Adviser with respect to the Fund; and (iii) such other matters as the Board of Trustees may reasonably request.

Section 5. CONFORMITY WITH LAW; CONFIDENTIALITY.

(a)          The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

(b)          Where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Investment Adviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

Section 6. SERVICES NOT EXCLUSIVE.

(a)          The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

(b)          Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Investment Adviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Investment Adviser shall have no obligation to acquire for the Fund a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

(c)          The Investment Adviser agrees that this Section does not constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder. Further, the Investment Adviser agrees that this does not constitute a waiver by the Trust of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

Section 7. BOOKS AND RECORDS.

In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

Section 8. EXPENSES.

During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund shall bear all of its own expenses not specifically assumed by the Investment Adviser. Expenses borne by the Fund shall include, but are not limited to, the following (or the Fund’s share of the following):

(a)          the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith;

(b)          fees payable to and expenses incurred on behalf of the Fund by the Investment Adviser;

(c)          filing fees and expenses relating to the registration and qualification of the Trust and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications;

(d)          fees and salaries payable to the Trust’s trustees and officers;

(e)          taxes (including any income or franchise taxes) and governmental fees;

(f)          costs of any liability and other insurance or fidelity bonds;

(g)          any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law;

(h)          legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees;

(i)          charges of custodians and other agents;

(j)          expenses of setting in type and printing prospectus, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class;

(k)          costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class;

(l)          any extraordinary expenses;

(m)          fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations;

(n)          costs of mailing and tabulating proxies and costs of shareholders’ and trustees’ meetings;

(o)          costs of independent pricing services to value the Fund’s portfolio securities; and

(p)          the costs of investment company literature and other publications provided by the Trust to its trustees and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Fund are allocated to such class.

Section 9. VOTING.

The Investment Adviser shall have the authority to vote as agent for the Fund, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees may adopt from time to time.

Section 10. RESERVATION OF NAME.

The Investment Adviser shall at all times have all rights in and to the Fund’s name and all investment models used by or on behalf of the Fund. The Investment Adviser may use the Fund’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Trust shall execute and deliver any and all documents required to indicate the consent of the Trust to such use. The Trust hereby agrees that in the event that neither the Investment Adviser nor any of its affiliates acts as investment adviser to the Fund, the name of the Fund will be changed to one that does not contain the name “Sirios” or otherwise suggest an affiliation with the Investment Adviser.

Section 11. COMPENSATION.

(a)          For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Trust will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefore from the Fund a fee as described in Schedule B to this Agreement.

(b)          The fee attributable to the Fund shall be satisfied only against assets of such Fund and not against the assets of any other investment portfolio of the Trust. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

Section 12. LIMITATION OF LIABILITY.

(a)          The Investment Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Fund will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following:

(i)          a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or

(ii)         in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (A) the vote of a majority of a quorum of trustees of the Trust who are neither interested persons of the Trust nor parties to the proceeding (“disinterested non-party trustees”) or (B) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act.

(b)          The Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met:

(i)          the Investment Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking;

(ii)         the Fund is insured against losses arising by reason of the advance; or

(iii)        a majority of a quorum of disinterested non-party trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

(c)          The limitations on liability and indemnification provisions of this Section shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to the Fund’s name. The Investment Adviser shall indemnify and hold harmless the Trust and the Fund for any claims arising from the use of the terms “Sirios” or “Sirios” in the name of the Fund.

Section 13. DURATION AND TERMINATION.

This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Fund. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on 60 days prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days prior written notice to the Trust. This Agreement will immediately terminate in the event of its assignment.

Section 14. AMENDMENT OF THIS AGREEMENT.

No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund approve such amendment in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the SEC.

Section 15. MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

Section 16. DEFINITIONS.

As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the SEC.

Section 17. NOTICE.

(a)          All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

(i)           If to the Investment Adviser:

Sirios Capital Management, L.P.
Attn: John F. Brennan, Jr.
One International Place, Suite 3000
Boston, MA 02110

with copy to:

Sirios Capital Management, L.P.
Attn: General Counsel
One International Place, Suite 3000
Boston, MA 02110

(ii)          If to the Trust:

Joel L. Weiss, President of FundVantage Trust
JW Fund Management LLC
100 Springdale Rd.
Suite A3-416
Cherry Hill, NJ 08003
with copy to:

Joseph V. Del Raso, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

(b)          The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) three business days after the date of mailing thereof.

Section 18. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

Section 19. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FUNDVANTAGE TRUST

By:
Joel Weiss
President

SIRIOS CAPITAL MANAGEMENT, L.P.

By:
John F. Brennan, Jr.
Managing Director

SCHEDULE A

DATED [●], 2018

TO THE

INVESTMENT ADVISORY AGREEMENT DATED [●], 2018

BETWEEN

FUNDVANTAGE TRUST AND Sirios Capital Management, L.P.

Series of FundVantage Trust

Fund	Fee Type
Sirios Long/Short Fund	Performance Fee

SCHEDULE B

DATED [●], 2018

TO THE

INVESTMENT ADVISORY AGREEMENT DATED [●], 2018

BETWEEN

FUNDVANTAGE TRUST AND Sirios Capital Management, L.P.

Investment Advisory Fee Schedule – “Performance Fee” Funds

General. For each Fund designated as subject to a “Performance Fee” on Schedule A, the Trust will pay to the Investment Adviser from the assets of such Fund a management fee (“Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) based upon the investment performance of the Institutional Class shares of the Fund (“Measuring Class”) in relation to the investment record of the Fund’s Benchmark (defined below) during the Performance Period (defined below).

Base Fee. The Base fee is calculated and accrued daily, at a specified annualized percentage rate of the Fund’s average daily net assets (“Base Fee”) as follows:

Fund	Base Fee
Sirios Long/Short Fund	1.00%

Benchmark. The Fund’s benchmark is set forth in the chart below (“Benchmark”). The Benchmark for any Performance Period may be changed by written agreement of the Board of Trustees and the Investment Adviser prior to the start of such Performance Period without shareholder approval, unless such shareholder approval is otherwise required by applicable law.

Fund	Benchmark
Sirios Long/Short Fund	HFRX Equity Hedge Index

Performance Adjustment. The Investment Adviser’s compensation is increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that is added to or subtracted from the Base Fee depending on whether the Measuring Class experienced better or worse performance of the Benchmark over the Performance Period (as defined below). The Performance Adjustment is accrued daily, according to a schedule that adds or subtracts 0.002% (0.20 basis points) of the Fund’s average daily net assets for each 0.01% (1 basis point) of absolute performance by which the performance of the Measuring Class exceeds or lags the performance of the Benchmark for the period from the beginning of the Performance Period through the prior business day. The performance of the Measuring Class and the Benchmark each shall be calculated to the nearest 0.01% (1 basis point). The maximum Performance Adjustment (positive or negative) will not exceed an annualized rate of +/- 0.80% (80 basis points) of the Fund’s average daily net assets, which would occur when the performance of the Measuring Class exceeds, or is exceeded by, the performance of the Benchmark by 4.00% percentage points (400 basis points) for the Performance Period.

Computation of Performance Adjustment. The Measuring Class’ investment performance will be measured by comparing (i) the opening net asset value (“NAV”) of one share of the Measuring Class on the first business day of the Performance Period with (ii) the closing NAV of one share of the Measuring Class as of the last business day of the Performance Period. In computing the investment performance of the Measuring Class and the investment record of the Benchmark, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period and dividends paid out of investment income on the part of the Measuring Class, and all cash distributions of the securities included in the Benchmark, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rules under the Advisers Act and any applicable rules thereunder.

Performance Period. The period over which performance is measured (“Performance Period”) is initially from the date of the Fund’s inception to September 30, 2019 and thereafter each 12-month period beginning on the first business day in the month of October through September 30 of the following year.

Payment of Fees. The Trust will pay to the Investment Adviser from the assets of the Fund, on a monthly basis, the minimum fee rate of 0.20% on an annualized basis applied to the average daily net assets of the Fund for the month. At the end of each Performance Period, the Fund will pay to the Investment Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period. For any period less than a full month during which this Agreement is in effect, the Management Fee shall be prorated according to the proportion which such period bears to a full month. In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect for that month. The Base Fee will be computed on the basis of and applied to net assets averaged over that month ending on the last business day on which this Agreement is in effect. The amount of the Performance Adjustment will be computed on the basis of and applied to net assets averaged over the period beginning on the first business day of the Performance Period ending on the last business day on which this Agreement is in effect.

Measuring Class. The Measuring Class of shares of the Fund shall be the Institutional Class shares of the Fund. If the Board of Trustees and the Investment Adviser agree in writing that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board of Trustees and the Investment Adviser may change the class of shares used as the Measuring Class without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of such period. If the Replacement Measuring Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and any previous portion of the Performance Period will be calculated using the Measuring Class.